[letterhead of Advanced Mammography Systems, Inc.]

                                                               NEWS RELEASE


          Company Contact:                       Media & Investor Relations
          ---------------                        --------------------------
          Beverly Tkaczenko                        Jo Bandy or Greg Facktor
          Advanced Mammography Systems, Inc.                Market Pathways
          800-476-0569                                         714-955-1860


          FOR IMMEDIATE RELEASE                              MEDIA CONTACTS
          ---------------------                            ----------------
                                             Omir Ben-Adi or Kai Pittman
                                             Ruder Finn      Ruder Finn
                                             212-715-1580    212-583-2756



                          ADVANCED MAMMOGRAPHY SYSTEMS, INC.
                    TO REDUCE ITS SHARES OUTSTANDING BY 27 PERCENT
           - Actual Shares Outstanding to Decrease from 10.4 Million to 7.6
          Million -


          WILMINGTON, MASS. MAY 1, 1997 - ADVANCED MAMMOGRAPHY SYSTEMS, INC. (NASDAQ: MAMO) announced today that 2.75 million shares of the company's common stock, currently owned by Advanced NMR Systems, Inc. (NASDAQ: ANMR) which have been held in escrow, will be returned to the treasury of Advanced Mammography, resulting in a 27 percent reduction in the total number of shares outstanding.

          The 2.75 million shares are a portion of the 4 million shares originally issued to Advanced NMR and placed in escrow in connection with Advanced Mammography's initial public offering in January 1993, pending the achievement of certain milestones. These milestones included Advanced Mammography meeting certain threshold amounts of pretax net income, or the average closing bid price of the company's common stock reaching specific threshold price levels for certain prescribed periods. Because neither of these milestones were achieved, the 2.75 million shares will be returned to treasury, thereby reducing Advanced NMR's equity interest in Advanced Mammography to 1.25 million shares, or 16.4 percent.

          "The 27 percent reduction in shares outstanding should prove to be extremely beneficial to Advanced Mammography's public shareholders," said Jack Nelson, chairman and chief executive officer of Advanced Mammography Systems. "We are committed to maximizing shareholder value, and we are confident that the company's leadership position with respect to its Aurora (TM) magnetic resonance breast imaging system will continue to present the company and its shareholders with exciting opportunities, as we move forward with Aurora's successful commercial implementation."


          Safe Harbor Statement
 	 -----------------------
          This release contains forward-looking information, including forward-looking statements based upon current expectations that include a number of business risks and uncertainties. The factors that could cause results to differ materially include the following: (1) the potential market size or commercial success that the Aurora may have, and (ii) the positive impact that the Aurora may have in diagnosing breast disease in women.
          Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

          Advanced Mammography Systems, Inc. has developed the only dedicated breast imaging system, the Aurora, based on magnetic resonance imaging technology. The company commenced commercial marketing activities for the system following clearance of the product by the U.S. Food and Drug Administration in February 1996.